Exhibit 10.34

THE FRESH MARKET HOLDINGS, INC.

c/o Apollo Management VIII, L.P.

9 West 57th Street

New York, NY 10019

January 20, 2022

Carlos Clark

Senior Vice President, General Counsel

Re:    Stock Option

Dear Carlos:

We are pleased to inform you that we have made certain favorable changes to the stock option that was previously granted to you pursuant to the Stock Option Plan (the “Plan”) of The Fresh Market Holdings, Inc. (the “Company”). Specifically, your option to purchase 300,000 shares that was granted on December 14, 2020 (“Option”) has been modified as follows:

(i) Effective upon an IPO (as defined in the Plan) and provided you remain employed through the date of the IPO, your Option will vest as to 5% of the portion thereof that is unvested at the time of the IPO; and

(ii) Effective upon an IPO, a number of shares equal to the shares underlying the portion of the Option that vests pursuant to the preceding clause will be released from the transfer restrictions imposed by Section 9(a) of the Option Plan, provided that the foregoing will not be construed as releasing any shares that are non-transferable by reason of a standstill agreement or related agreement entered into at the request of the managing underwriters of the IPO.

For the avoidance of doubt, the shares released from the transfer restrictions will be treated as having been released pursuant to Section 5 of your option grant letter, and therefore will reduce the number of shares that may subsequently be released upon an Investor Sale (as defined in such Section 5).

Except for these changes, your Option will remain in effect in accordance with its terms.

Sincerely,

THE FRESH MARKET HOLDINGS, INC.

Jason Potter, CEO